Exhibit 99.1

N.H. State Police Becomes Nation's First Highway Patrol to Adopt COPsync System

Company Continues Nationwide Expansion Plans

Dallas, Nov. 20, 2014 (GLOBE NEWSWIRE) -- COPsync, Inc. (OTCQB: COYN), which operates the nation's largest law enforcement real-time, in-car information sharing, communication and data interoperability network and the COPsync911 threat alert service for schools, government buildings, hospitals and other potentially at-risk targets, announced that the New Hampshire State Police has become the first state highway patrol to adopt the COPsync system.
The state's highway patrol has subscribed to use the "responder" module of the COPsync system, which will enable the agency's hundreds of patrol officers to respond to emergency alerts from schools and other at-risk facilities equipped with the company's COPsync911 threat alert system. The officers will also see law enforcement "be on the lookout/attempt to locate" bulletins pertaining to dangerous persons and criminal incidents created by the thousands of other patrol officers across the U.S. who are using the COPsync technology to distribute such information.

"With this decision, the New Hampshire State Police becomes the first U.S. state highway patrol to join the COPsync information sharing, communication and data interoperability Network," said Ronald A. Woessner, the company's chief executive officer.  He continued, "This decision is a particularly meaningful event for us at COPsync. The company's co-founders, who are Texas law enforcement officers, developed the COPsync Network in response to the fatal shooting of a Texas Department of Public Safety state highway patrol officer during a so-called "routine" traffic stop. The trooper's tragic shooting was directly attributable to law enforcement agencies not having an interoperability technology such as the COPsync Network to enable cross-jurisdictional, real-time communication of mission-critical information. We are grateful to New Hampshire Governor Maggie Hassan and New Hampshire law enforcement leaders for recognizing the COPsync system's value in promoting both officer and school safety and, consequently, adopting the system statewide."

As announced by Governor Hassan in September, the State of New Hampshire launched a new statewide school safety initiative to deploy the company's COPsync911 threat alert system to schools and law enforcement officers throughout the State of New Hampshire. The service is expected to reduce response times in an emergency by sending an alert to the law enforcement officers closest to the facility under threat, directly to them in their patrol units and directly to the local dispatch center.

"The company hopes to replicate this New Hampshire state-wide deployment in other states and will use this success as a springboard for national expansion across the U.S.," said Mr. Woessner. He added, "Our current customer base, mainly in Texas, of approximately 1,100 customers is producing an ever-increasing stream of subscription-based revenue year-after-year, while constituting only a minuscule percentage of the available U.S. law enforcement and school markets.  We now plan to expand our subscription-based revenue stream through our direct sales efforts and through our indirect sales channels by signing customers throughout the U.S.  Key target expansion geographies include states contiguous to Texas, the Northeast and other large population centers."

About COPsync

COPsync, Inc. (OTCQB: COYN) operates the nation's largest law enforcement, real-time, mobile data interoperability system and network.. The COPsync Network enables officers to report and share actionable mission-critical data in real-time and collect for outstanding misdemeanor warrants in real-time at the point of incident. Officers are also able to obtain instant access to local, state and federal law enforcement databases and communicate between and among themselves across jurisdictional boundaries as if they were one agency. The Network's companion COPsync911 threat alert system enables schools, government buildings, hospitals, energy, telecommunications and other potentially at-risk facilities to automatically and silently send threat alerts, using a computer or a mobile device, directly to local law enforcement officers in their patrol cars and local dispatch in the event of crisis.  The COPsync911 system is expected to reduce first responder response times and save minutes in those situations when seconds count. The COPsync Network saves lives, reduces unsolved crimes and assists in apprehending criminals and interdicting criminal behavior -- through such features as a nationwide officer safety alert system, GPS/auto vehicle location and distance-based alerts for crimes in progress, such as school crisis situations, child abductions, bank robberies and police pursuits. The Company also sells VidTac®, an in-vehicle, software-driven, 1080p video system for law enforcement.  For more information, visit www.copsync.com and www.copsync911.com.

CONTACT:   COPsync, Inc.
Ronald A. Woessner
Investor Relations Department
972-865-6192
invest@copsync.com